EXECUTION VERSION

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) dated this ____ day of November, 2011 is between Radiant Global Logistics, Inc., a Washington corporation with a place of business at 405 114th Avenue SE, Third Floor, Bellevue, Washington  98004 (the “Company”), and Jonathan Fuller, an individual residing at 14493 S.P.I.D. #323, Corpus Christi, Texas  78418 (the “Executive”).

RECITALS

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, upon the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and Executive have agreed to enter into this Agreement in consideration for, and in connection with, that certain Asset Purchase Agreement (the “Asset Purchase Agreement”) dated as of November 15, 2011 by and between, among others, the Executive, ISLA International, Ltd. (“ISLA”) and the Company.

NOW, THEREFORE, in consideration of the foregoing, the mutual and dependent promises hereinafter set forth, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

EMPLOYMENT AND TERM

1.1           Employment/Title.  The Company hereby agrees to employ  the Executive and the Executive hereby accepts employment as Vice President – Mexico Markets of the Company under the terms and conditions set forth in this Agreement.  The Executive shall report to the Chief Executive Officer and Board of Directors of the Company or such other person as the Chief Executive Officer or Board of Directors shall designate, for the performance of his duties, and shall have responsibility for such duties as are customarily associated with his position and such other executive level duties and responsibilities, consistent therewith and with the status of a senior level executive of the Company, as may be assigned to the Executive by the Chief Executive Officer of the Company or the Board of Directors of the Company or such other person as the Board of Directors shall designate.  The Executive shall not be required to live in Laredo, Texas, and in that regard shall only be required to be present in Laredo, Texas for an amount of time sufficient to discharge the Executive’s duties and responsibilities under this Agreement.

1.2           Employment/Duties.  During the Term (as defined in Section 1.4 hereof), Executive shall continue to faithfully devote substantially all of his working time, attention and skill to the performance of his duties.  Executive shall conduct himself at all times so as to advance the best interests of the Company, and shall not undertake or engage in any other business activities or affiliations which conflict or interfere with the performance of his services hereunder without the prior written consent of the Chief Executive Officer or Board of Directors of the Company.  Executive also agrees that he shall not usurp or misappropriate, either to himself, or to any other person or entity, any corporate or other opportunities that would otherwise be available to the Company. Notwithstanding the above and for avoidance of doubt, these duties are not meant to preclude Executive’s management of his personal investments and commitments not related to the business of the Company; provided, that such time devoted thereto shall not interfere in any material respect with Executive’s duties hereunder.

1.3           Effective Date.  Executive will commence work immediately on the date hereof (the “Effective Date”).

1.4           Term.  This Agreement shall remain in force and effect for a term commencing on the Effective Date hereof and expiring on the fourth annual anniversary of the Effective Date (the “Initial Term”), or such earlier date the employment relationship is terminated pursuant to Section 5 hereof.  This Agreement may be extended at the election and agreement of the Company and Executive (a “Renewal Term”).  The Initial Term and any Renewal Term are collectively referred to as the “Term.”

ARTICLE 2

COMPENSATION

2.1           Base Salary.  For the first twelve (12) month period during the Term of this Agreement, the Executive shall be paid an annual base salary of One Hundred Fifty Thousand Dollars ($150,000), with annual increases of 3% over the base salary for the immediately preceding twelve (12) month period for each succeeding twelve (12) month period during the Term (the “Base Salary”); provided that the Executive will not be entitled to the increase for a particular 12-month period if the Laredo Business has not achieved a Modified Gross Profit Contribution for the most recently ended Earn-Out Period equal to 100% of the Base Targeted Amount for such Earn-Out Period, as provided in section 3.1(b)(iii)(C) of the Asset Purchase Agreement.  If Executive fails to receive an increase and at the end of any subsequent Earn-Out Period the aggregate Modified Gross Profit Contribution for all completed Earn-Out Periods is equal to or greater than the aggregate Base Targeted Amounts for all completed Earn-Out Periods, the foregone increase will be granted for all future 12-month periods. The Executive’s annual Base Salary shall be payable in equal installments in accordance with the Company’s general salary payment policies but no less frequently than monthly. For the purposes of this Section 2.1, the terms “Laredo Business”, “Modified Gross Profit Contribution”, “Earn-Out Period”, “Earn-Out Payment Date” and “Base Targeted Amount” shall have the meanings ascribed thereto in the Asset Purchase Agreement.

2.2           Stock Option Program.  In addition to Base Salary, as part of the Executive’s overall compensation, the Executive will be eligible to participate in the Stock Option Plan (the “Plan”) of Radiant Logistics, Inc. (the “Parent”).  As such, the Executive will initially be granted options (the “Options”) to purchase one hundred thousand (100,000) shares of the Parent's Common Stock (the “Shares”).  For so long as the Executive remains continuously employed by the Company, the Options shall vest ratably over a five (5) year period with twenty percent (20%) of the Options becoming vested annually on the anniversary date of the Effective Date.  All Options granted as of the Effective Date and thereafter, if any, shall at all times be subject to the terms and conditions of the Plan and the related award agreement.  Additional options to purchase shares of the Parent’s Common Stock may be awarded from time to time at the sole discretion of the Company and the Parent.

The price at which the Executive’s initial Options or any portion thereof, may be exercised, shall be fixed at the fair market value of the Parent’s Common Stock as of the Effective Date and shall be determined by the Parent in good faith and in accordance with Section 409A of the Internal Revenue Code and the Treasury Regulations issued thereunder.

2.3           Benefits.

(a)           The Executive will, during the Term, be permitted to participate in such pension, profit sharing, bonus, life insurance, hospitalization, major medical, and other employee benefit plans of the Company that may be in effect from time to time, as may be offered to other senior employees at comparable levels and rank of employment, to the extent Executive is eligible under the terms of those plans.  The Company may alter, modify, add to or delete its executive benefit plans as they apply to such comparable level and rank of employees at such times and in such manner as the Company determines appropriate, without recourse by Executive so long as such changes are applied in a substantially uniform manner to such comparable level and rank of employees.

(b)           During the Term the Company will continue to pay the lease on the condominium at 9114 McPherson Drive (Tuscany Luxury Townhomes), Laredo, Texas, or similar housing (the “Condo”), and allow the Executive to use the Condo when he is in Laredo in the same way and to the same extent that the Executive used the Condo when he was employed with ISLA.

(c)           Executive shall be entitled to receive annual vacation in accordance with the Company’s policies applicable to its senior employees at comparable levels and rank of employment, which in any event shall not be less than three (3) weeks.  The Executive shall also be entitled to the paid holidays and other paid leave set forth in the Company’s policies.  Vacation days during any calendar year that are not used by the Executive during such calendar year may, at the election of the Company’s Board of Directors, either be carried over and used in the subsequent calendar year (however, not to exceed two (2) weeks), or may be paid to Executive in cash at the end of the calendar year. For purposes of determining the amount of vacation to which the Executive is entitled, he shall be deemed to have been employed with the Company continuously for 16 years prior to the commencement of the Initial Term.

(d)           The Executive shall also be entitled to received a monthly auto allowance of Five Hundred Dollars ($500.00).

2.4           Business Expenses.  Subject to and in accordance with the Company’s policies and procedures, and, upon presentation of itemized accounts, the Executive shall be reimbursed by the Company for reasonable and necessary business-related expenses, which expenses are incurred by the Executive on behalf of the Company, including airfare between the Executive’s home (wherever he may choose to live within the continental United States) and Laredo.

ARTICLE 3

PROPRIETARY INFORMATION

3.1           Confidential and Proprietary Information.  Executive acknowledges that he is in a relationship of confidence and trust with the Company and will come into possession of Confidential Information (as defined in the Asset Purchase Agreement), which could constitute a major asset of the Company, the Parent or their respective affiliates and be of significant commercial value, the use, misappropriation or disclosure of which would cause a breach of trust and could cause irreparable injury to the Company, Parent or their respective affiliates (all of the aforementioned information is hereinafter collectively referred to as “Proprietary Information”).

3.2           Non-Disclosure.  Executive acknowledges that all Proprietary Information shall be the sole property of the Company, Parent, their respective affiliates and their successors and assigns.  Executive further acknowledges that it is essential for the proper protection of the business of the Company and Parent that such Proprietary Information be kept confidential and not disclosed to third parties or used for the benefit of Executive.  Accordingly, Executive agrees that during the Term and thereafter for so long as the information remains Proprietary Information, to keep in confidence and trust all Proprietary Information, and not to use, disclose, disseminate, publish, copy, or otherwise make available, directly or indirectly, except in the ordinary course of the performance of Executive’s duties under this Agreement or the Asset Purchase Agreement, any Proprietary Information except as expressly authorized in writing by the Company or Parent; provided, however, that Executive shall be relieved of his obligation of nondisclosure hereunder if Proprietary Information is required to be disclosed by any applicable judgment, order or decree of any court or governmental body or agency having jurisdiction or by any law, rule or regulation, provided that in connection with any such disclosure, Executive shall give the Company and Parent reasonable prior written notice of the disclosure of such information pursuant to this exception and shall cooperate with the Company and Parent to permit the Company or Parent to seek confidential treatment for such information from any authority requiring delivery of such information; provided further, however, that if Company or Parent has not obtained such confidential treatment by the date Executive is required by such authority to disclose the Proprietary Information, Executive shall be free to provide such disclosure and there shall be no violation of or damages determined under this Agreement or otherwise for Executive’s disclosure action and compliance with or pursuant to such authority.

3.3           Return of Proprietary Information.  Executive agrees that when he ceases to be employed by the Company, whether such cessation of employment shall be for any reason or for no reason, with or without cause, voluntary or involuntary, or by termination, resignation, disability, retirement or otherwise, Executive shall deliver to the Company all documents, property, including without limitation, computers, telephones, and mobile devices, and data of any nature owned by the Company pertaining to the Proprietary Information.

3.4           Works made for Hire.  Executive further recognizes and understands that Executive’s duties at the Company may include the preparation of materials, including without limitation written or graphic materials, and that any such materials conceived or written by Executive shall be done as “work made for hire” as defined and used in the Copyright Act of 1976, 17 U.S.C. §§ 1 et seq.  In the event of publication of such materials, Executive understands that since the work is a “work made for hire”, the Company will solely retain and own all rights in said materials, including right of copyright.

3.5           Disclosure of Works and Inventions.  In consideration of the promises set forth herein, Executive agrees to disclose promptly to the Company’s Board of Directors, any and all works, inventions, discoveries and improvements authored, conceived or made by Executive during the period of employment and related to the business or activities of the Company, and Executive hereby assigns and agrees to assign all of Executive’s interest in the foregoing to the Company or to its Board of Directors.  Executive agrees that, whenever he is requested to do so by the Company, Executive shall sign any and all applications, assignments or other instruments which the Company shall deem necessary to enable the Company to apply for and obtain Letters Patent or Copyrights of the United States or any foreign country or to otherwise protect the Company’s interest therein.  Executive hereby appoints an authorized officer of the Company as Executive’s attorney in fact to sign documents on his behalf for this purpose.  Such obligations shall continue beyond the termination or nonrenewal of Executive’s employment with respect to any works, inventions, discoveries and/or improvements that are authored, conceived of, or made by Executive during the period of Executive’s employment, and shall be binding upon Executive’s successors, assigns, executors, heirs, administrators or other legal representatives.

ARTICLE 4

COMPETITION

4.1           Non-Competition and Non-Solicitation Covenants.

(a)           In recognition of the consideration received by the Executive under this Agreement and under the Asset Purchase Agreement, the sufficiency of which is acknowledged by Executive, Executive covenants and agrees with the Company that during the Non-Compete Term (as defined below) he will not, without the prior written consent of the Company, which may be withheld or given in its sole discretion, directly or indirectly, or individually or collectively within the continental United States of America and Mexico, engage in any activity or act in any manner, including but not limited to, as an individual, owner, sole proprietor, founder, associate, promoter, partner, joint venturer, shareholder (other than as the record or beneficial owner of less than five percent (5%) of the outstanding shares of a publicly traded corporation), officer, director, trustee, manager, employer, employee, licensor, licensee, principal, agent, salesman, broker, representative, consultant, advisor, investor or otherwise, for the purpose of establishing, operating, assisting or managing any business or entity that is engaged in activities competitive with the transportation and logistics business of the Company.

(b)           In recognition of the consideration received by the Executive under this Agreement and under the Asset Purchase Agreement, the sufficiency of which is acknowledged by Executive, Executive covenants and agrees with the Company that during the Non-Compete Term (as defined below), he will not, without the prior written consent of the Company which may be withheld or given in its sole discretion, act in any manner, including but not limited to, as an individual, owner, sole proprietor, founder, associate, promoter, partner, joint venturer, shareholder (other than as the record or beneficial owner of less than five percent (5%) of the outstanding shares of a publicly traded corporation), officer, director, trustee, manager, employer, employee, licensor, licensee, principal, agent, salesman, broker, representative, consultant, advisor, investor or otherwise, directly or indirectly: (i) solicit, counsel or attempt to induce any person who is then in the employ of the Company, or who is then providing services as a consultant or agent of the Company, to leave the employ of or cease providing services, as applicable, to the Company, or employ or attempt to employ any such person or persons who at any time during the preceding one (1) year was in the employ of, or provided services to, the Company; or (ii) solicit, bid for or perform for any of the then current customers of the Company (defined as a customer who has done business with the Company within a year) any services of the type the Company performed for such customer at any time during the preceding one (1) year period.

(c)           Non-Compete Term.  The “Non-Compete Term” shall mean the period commencing on the Effective Date and ending on the later of: (i) the fifth anniversary of the Effective Date; or (ii) the two year anniversary following the termination of Executive’s employment by the Company. The restrictive Non-Compete Term shall be deemed to be extended for any period in which the Executive is in violation of any restrictive covenant so that the Company shall have the full benefit of the proscriptive period.

(d)           Inclusion of Parent.  For the purposes of this Article 4, the term “Company” shall include the Parent, and each of the subsidiaries and affiliates of the Parent and the Company.

4.2           Blue Pencil Rule.  The Executive and the Company desire that the provisions of this Article 4 be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  The parties agree that Executive is a key executive of the Company.  If a court of competent jurisdiction, however, determines that any restrictions imposed on the Executive in this Article 4 are unreasonable or unenforceable because of duration, geographic area or otherwise, the Executive and Company agree and intend that the court shall enforce this Article 4 to the maximum extent the court deems reasonable and that the court shall have the right to strike or change any provisions of this Article 4 and substitute therefor different provisions to effect the intent of this Article 4 to the maximum extent possible.

4.3           Injunctive Relief.  The Executive acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of any provision of Article 4 of this Agreement would be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy.  Consequently the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provisions of Article 4 of this Agreement, and the Company will not be obligated to post bond or other security in seeking such relief.

4.4           Company Violation.   If prior to the fourth anniversary of the date hereof the Company terminates the Executive’s employment with the Company and fails to comply, in all material respects, with  the requirements of either of Sections 5.1(a), (b) or (c) of this Agreement, whichever is applicable, or if the Executive terminates his employment in accordance with Section 5.1(d) and the Company fails to comply, in all material respects, with the requirements of Section 5.1(d)(ii) relating to continued payment of all Base Salary and bonus, if any, and continuation of all benefits, then without limiting any other rights and remedies that may be available to the Executive at law or in equity, all obligations of the Executive under this Agreement, including but not limited to Articles 3 and 4 of this Agreement, shall terminate automatically.

ARTICLE 5

TERMINATION OF EMPLOYMENT AND SEVERANCE BENEFITS

5.1           Events of Termination. For purposes of this Article 5 and, in particular, the payments provided under Sections 5.1(c) and (d), the term “Termination of Employment” shall mean that, as of a given date, the Executive and the Employer reasonably anticipate that no further services will be performed after such date.

(a)           Death or Disability.  In the event Executive dies or becomes disabled during the term of this Agreement, his employment hereunder shall automatically terminate.

(i)           In the case of Executive’s death or disability, the Company shall pay to Executive or his estate, personal representative or beneficiary, as the case may be not later than 10 days after the Executive dies or becomes disabled: (i) any Base Salary earned but unpaid at the date of termination; (ii) any unpaid accrued benefits of the Executive through the date of termination; (iii) any unreimbursed expenses for which Executive shall not have been reimbursed as provided in Article 2; and (iv) any accrued but unpaid bonus, if any, through the date of termination.

(ii)          For the purpose of this Agreement, “disability” or “disabled” shall mean the inability of the Executive, due to physical or mental illness or disease, to perform the functions then performed by such Executive for one hundred twenty (120) substantially consecutive days, accompanied by the likelihood, in the opinion of a physician chosen by the Executive or his guardian and reasonably acceptable to the Company, that the disabled Executive will be unable to perform such functions within the reasonably foreseeable future; provided, however, that the foregoing definition shall not include a disability for which the Company is required to provide reasonable accommodation pursuant to the Americans with Disabilities Act or other similar statute or regulation.  If any question shall arise as to whether during any period Executive has suffered a disability, Executive may, and at the request of the Company will, submit to the Company a certification in reasonable detail completed by a physician selected by Executive or his guardian to whom the Company has no reasonable objection, as to whether Executive, after such physician’s examination, was found to be disabled in such physician’s reasonable clinical judgment and such certification shall include the physician’s opinion, which for the purposes of this Agreement shall be conclusive of the issue.  If such question shall arise and Executive shall fail to submit to examination by such physician, the Company’s determination of such issue shall be binding on Executive.

(b)           By the Company for Cause.  This Agreement may be terminated by the Company for “Cause” at any time.

(i)           For the purposes hereunder, the term “Cause” shall mean the following:  (a) Executive’s material (1) intentional falsification of the books and records of the Company, (2) misappropriation or embezzlement of funds or property of the Company, (3) attempt to obtain any personal profit from any transaction in which the Executive has an interest that is adverse to the Company, (4) breach of the duty of loyalty and fidelity to the Company, or (5) other similar material dishonesty with respect to the Company;  (b) any intentional or grossly negligent act or omission that causes the Company to be in violation of governmental regulations that subjects the Company either to material sanctions by governmental authority or to material civil liability to its employees or third parties; (c) material breach of any material provision of this Agreement by the Executive that, if subject to cure, is not cured within fifteen (15) days after receiving written notice thereof; (d) material neglect or refusal to perform the duties assigned to the Executive pursuant to this Agreement that, if subject to cure, is not cured within fifteen (15) days after receiving written notice thereof; (e) conviction of, or plea of nolo contendere to, a felony; (f) gross or willful misconduct of Executive with respect to the Company that, if subject to cure, is not cured within fifteen (15) days after receiving written notice thereof; or (g) in the event the “Laredo Business” fails to generate “Modified Gross Profit Contribution” at least equal to 50% of the “Base Targeted Amount” for any given Earn-Out Period as determined on the applicable Earn-Out Payment Date.  Upon termination of Executive’s employment hereunder for Cause as specified in subsection (i)(a) – (i)(g) above, the Company shall have no further obligation or liability to Executive under this Agreement other than the payment of (i) Base Salary earned but unpaid at the date of termination, (ii) any unpaid accrued benefits of the Executive, and (iii) reimbursement for any expenses for which the Executive shall not have been reimbursed as provided in Article 2. The Company shall pay such amounts to Executive not later than 10 days after the date of termination.

(ii)          For the purposes of this subsection 5.1(b), the terms “Laredo Business”, “Modified Gross Profit Contribution”, “Earn-Out Period”, “Earn-Out Payment Date” and “Base Targeted Amount” shall have the meaning ascribed thereto in the Asset Purchase Agreement.

(c)           By the Company for other than Cause.  This Agreement may be terminated by the Company for other than “Cause” at any time.

(i)           Upon termination of Executive’s Employment hereunder by the Company for other than Cause, Executive shall be entitled to receive from the Company continuation of payment of all Base Salary and bonus, if any, and continuation of all benefits which Executive would have been entitled to receive had his employment not terminated, at the same times as such payments would otherwise have been made pursuant to Article 2 hereof through the remainder of the Term if, and only if, the Executive signs a valid general release of all claims against the Company, its affiliates, subsidiaries, officers, directors, and agents, the form of which is attached as Exhibit A. Notwithstanding the foregoing, the Executive will not be required to sign or deliver the release unless the Company also signs and delivers the release.  For the avoidance of doubt, such release shall not contain any release of claims or rights under the Asset Purchase Agreement, all such claims and rights being independent of all claims and rights under this Agreement.

(d)           By Executive For Good Reason.  Executive may terminate his employment by the Company for “Good Reason” at any time upon at least thirty (30) days’ written notice to the Company and a right to cure, setting forth in reasonable detail the nature of such good reason.

(i)           For the purposes hereunder, the term “Good Reason” shall mean, the occurrence of any act or omission by the Company that is not consented to in writing by the Executive, which constitutes a material breach of any material term or provision of this Agreement, which breach continues for more than fifteen (15) days after written notice of such material breach to Company.

(ii)          In the event of the termination of the Executive’s employment with the Company by Executive for “Good Reason” as defined above, Executive shall be entitled to receive from the Company continuation of payment of all Base Salary and bonus, if any, and continuation of all benefits which Executive would have been entitled to receive had his employment not terminated, at the same times as such payments would otherwise have been made pursuant to Article 2 hereof through the remainder of the Term if, and only if, the Executive signs a valid general release of all claims against the Company, its affiliates, subsidiaries, officers, directors, and agents, the form of which is attached as Exhibit A.  Notwithstanding the foregoing, the Executive will not be required to sign or deliver the release unless the Company also signs and delivers the release.  For the avoidance of doubt, such release shall not contain any release of claims or rights under the Asset Purchase Agreement, all such claims and rights being independent of all claims and rights under this Agreement.

(e)           Voluntary Termination by Executive.  The Executive may voluntarily resign or terminate his employment for other than Good Reason, provided Executive gives Company at least thirty (30) days prior written notice of his termination of employment.

(i)           If Executive voluntarily resigns or terminates his employment for other than Good Reason, neither Executive nor the Company shall have any further obligation or liability to one another under this Agreement except that Executive shall continue to abide by Articles 3 and 4 as provided therein and the Company will be liable to Executive for the payment of: (i) Base Salary earned but unpaid at the date of termination; (ii) any unpaid accrued benefits of the Executive; (iii) reimbursement for any expenses for which the Executive shall not have been reimbursed as provided in Article 2; and (iv) any unpaid bonus, if any, that has been earned by the Executive and accrued by the Company prior to the date of such termination.  The Company shall pay such amounts to Executive not later than 10 days after the date of termination.

For the avoidance of doubt, a termination of the Executive’s employment shall not have any effect on the rights or obligations of the parties to the Asset Purchase Agreement except as expressly provided in the Asset Purchase Agreement, all such rights and obligations being independent of all rights and obligations under this Agreement.

ARTICLE 6

REPRESENTATIONS OF EXECUTIVE

6.1           Representations of Executive.  As a material inducement to Company to execute this Agreement and the Asset Purchase Agreement, and consummate the transactions contemplated thereby, the Executive hereby makes the following representations to Company, each of which are true and correct in all material respects as of the date hereof.

(a)           No Prior Agreements.  Executive represents and warrants that except as provided in the Termination Agreement with Franchisor, among others, as well as the termination of any other franchises between Executive, any affiliates of Executive and Franchisor, Executive is not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect Executive’s ability to perform his obligations hereunder, including without limitation any contract, agreement or understanding containing terms and provisions similar in any manner to those contained in Article 4 of this Agreement. For the purposes hereof, the terms “Franchisor” and “Termination Agreement” shall have the meaning ascribed thereto in the Asset Purchase Agreement.

(b)           Review by Counsel.  Executive expressly acknowledges and represents that Executive has been given a full and fair opportunity to review this Agreement with an attorney of Executive’s choice, and that Executive has satisfied himself, with or without consulting with counsel, that the terms and provisions of this Agreement, specifically including, but not limited to, the restrictive covenant and related provisions of Article 4 hereof, are reasonable and enforceable.

(c)           No Conflicts.  Executive covenants that, as of the date hereof, he is not involved in any venture or activity that could compete with Company or which could potentially interfere with his ability to perform under this Agreement.  During the Term, he will disclose to the Company, in writing, any and all interests he may have, whether for profit or compensation or not, in any venture or activity which could potentially interfere with his ability to perform under this Agreement or create a conflict of interest for him with the Company.  For purposes of this Section 6.1 only, “conflict of interest” shall mean ownership of greater than five percent (5%) of a publicly traded corporation which conducts business similar to that undertaken by the Company.

(d)           Executive’s Ability.  Executive represents that Executive’s experience and capabilities, and the limited provisions of Article 4, are such that he will not be prevented by Article 4 from earning his livelihood during the Non-Compete Term.  Executive acknowledges that there are a significant number of businesses for which his qualifications and experience would render him qualified for employment during the Non-Compete Term that do not constitute a competing businesses such that his ability to become employed after the termination or nonrenewal of this Agreement and during the Non-Compete Term would not be impaired.

ARTICLE 7

GENERAL PROVISIONS

7.1           Entire Agreement.  This Agreement, including any Exhibits to this Agreement and any definitions incorporated herein, contains the entire understanding of the parties with respect to the matters contained herein and supersedes all prior and contemporaneously made written or oral agreements between the parties relating to the subject matter hereof.  There are no oral understandings, terms, or conditions, and no party has relied upon any representation, express or implied, not contained in this Agreement.

7.2           Amendments.  This Agreement may not be amended in any respect whatsoever, nor may any provision hereof be waived by any party, except by a further agreement, in writing, fully executed by each of the parties.

7.3           Successors.  This Agreement shall be binding upon and inure to the benefit of the parties and to their respective heirs, personal representatives, successors and assigns, executors and/or administrators, provided that (a) Executive may not assign his rights hereunder (except by will or the laws of descent) without the prior written consent of the Company and (b) Company may not assign its rights hereunder without the prior written consent of Executive.

7.4           Captions.  The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.

7.5           Notice.  All notices, consents, waivers, and other communications to the Company under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Company:	Bohn H. Crain c/o Radiant Global Logistics, Inc. 405 114th Avenue SE, Third Floor Bellevue, WA 98004

With a copy to:
Stephen M. Cohen, Esq.
c/o Fox Rothschild LLP
2000 Market Street; 20th Floor
Philadelphia, PA 19103

All notices, consents, waivers, and other communications to Executive under this Agreement must be in writing and will be deemed to have been duly given only (i) when delivered personally by hand to Fuller, (ii) when sent by facsimile (with written confirmation of transmission or receipt), or (iii) when sent by email (read receipt requested), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number and email address as Fuller may have specified by notice given to the Company pursuant to this provision):

If to the Executive:	Jonathan Fuller, 14493 S.P.I.D. #323 Corpus Christi, TX 78418 Fax: (814)284-2662 Email: jfuller@stx.rr.com

With a copy to:	Jeff Dickerson, Esq. c/o Branscomb PC The Norwood Tower 114 West Seventh Street Suite 725 Austin, Texas 78701

7.6           Counterparts.  This Agreement may be executed in one or more copies, each of which shall be deemed an original.  This Agreement may be executed by facsimile signature and each party may fully rely upon facsimile execution; this agreement shall be fully enforceable against a party which has executed the agreement by facsimile.

7.7           Partial Invalidity.  The invalidity of one or more of the phrases, sentences, clauses, sections or Articles contained in this Agreement shall not affect the validity of the remaining portions so long as the material purposes of this Agreement can be determined and effectuated.

7.8           Applicable Law.  This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas without regard to principles of comity or conflicts of laws provisions of any jurisdiction.

7.9           Resolution of Disputes.

(a)           Subject to the provisions of Section 7.9(b), any dispute, difference or controversy arising under this Agreement regarding the payment of money shall be settled by arbitration.  Any arbitration pursuant to this Section 7.9 shall be held before a single arbitrator.  Except as otherwise set forth herein, each party shall bear its own expenses for counsel and other out-of-pocket costs in connection with any resolution of a dispute, difference or controversy.  Any arbitration shall take place in Dallas, Texas or at such other location as the parties may agree upon, according to the American Arbitration Association’s Employment Arbitration Rules now in force and hereafter adopted or by the parties’ further agreement or as set forth herein.  The parties agree that, in any arbitration the parties shall, to the maximum extent possible, have such rights as to the scope and manner of discovery as are permitted in the Federal Rules of Civil Procedure and consent to the entry of any order of any court of competent jurisdiction necessary to enforce such discovery.  In submitting the dispute to the arbitrators, each of the parties shall concurrently furnish, at its own expense, to the arbitrator and the other parties such documents and information as the arbitrator may request.  Each party may also furnish to the arbitrator such other information and documents as it deems relevant, with the appropriate copies and notification being concurrently given to the other party.  Neither party shall have or conduct any communication, either written or oral, with the arbitrator without the other party either being present or receiving a concurrent copy of such written communication.  The arbitrator may conduct a conference concerning the objections and disagreements between the parties, at which conference each party shall have the right to (i) present its documents, materials and other evidence (as previously provided to the arbitrator and the other parties), and (ii) to have present its or their advisors, accountants and/or counsel.  The arbitrator shall make his award in accordance with and based upon all the provisions of this Agreement, and judgment upon any award rendered by the arbitrator shall be entered in any court having jurisdiction thereof.  The fees and disbursements of the arbitrator shall be borne equally by the parties, with each party bearing its own expenses for counsel and other out-of-pocket costs.  The arbitrator is specifically authorized to award costs and attorney’s fees to the party substantially prevailing in the arbitration and shall do so in any case in which he believes the arbitration was not commenced in good faith.

(b)           The parties acknowledge that in the case of disputes regarding matters other than the payment of money, damages may be insufficient to remedy a breach of this Agreement and that irreparable harm may result from a breach of this Agreement.  Accordingly, the parties consent to the award of preliminary and permanent injunctive relief and specific performance to remedy any material breach of this Agreement, regarding disputes other than the payment of money, without limiting any other rights or remedies to which the parties may be entitled under law or equity.  Either party may pursue injunctive relief or specific performance in any court of competent jurisdiction.

7.10         No Waiver.  No failure on the part of any Party to exercise, and no delay by any Party in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by any Party of any right, power or remedy hereunder, preclude any other or further exercise thereof, or the exercise of any other right, power or remedy by such Party.

7.11         Genders.  Any reference to the masculine gender shall be deemed to include feminine and neuter genders, and vice versa, and any reference to the singular shall include the plural, and vice versa, unless the context otherwise requires.

7.12         Deductions from Salary and Benefits.  The Company will withhold from any salary or benefits payable to the Executive all federal, state, local, and other taxes and other amounts as required by law, rule or regulation.

7.13         Survival.  Notwithstanding termination of this Agreement as provided in Article 5, the rights and obligations of Executive and the Company under Articles 3, 4 and 5 of this Agreement shall survive termination to the extent necessary to the intended preservation of such rights and obligations.

7.14         409A Compliance.  Notwithstanding any provision of this Agreement to the contrary, the following provisions shall apply: (i) payments following Termination of Employment, except as provided in Sections 5.1(c) and (d) are intended to comply with the short-term deferral exception to Section 409A coverage to the maximum extent applicable and shall be construed accordingly; (ii) each installment payment of severance pay under Sections 5.1(c) and (d) shall be deemed a separate payment for purposes of Section 409A of the Code; and (iii) if, as of the Termination date, the Executive is a “Specified Employee,” payments of any deferred compensation (within the meaning of Section 409A of the Code) hereunder, as applicable, shall be delayed for six months immediately following the Termination, with all such delayed payments being made on the first day of the seventh month immediately following the Termination date.  For purposes of this Agreement, “Specified Employee” shall have the meaning ascribed thereto in Treasury Regulation Section 1.409A-1(i) (applied by using the default rules contained therein).

[Signature pages are on the following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

IMPORTANT NOTICE:  THIS AGREEMENT RESTRICTS EXECUTIVE’S RIGHTS TO OBTAIN OTHER EMPLOYMENT FOLLOWING HIS EMPLOYMENT WITH THE COMPANY.  BY SIGNING IT, EXECUTIVE ACKNOWLEDGES THIS FACT, AND FURTHER ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY THE COMPANY TO READ THE AGREEMENT CAREFULLY, AND/OR TO CONSULT WITH COUNSEL OF HIS CHOICE CONCERNING THE LEGAL EFFECTS OF SIGNING THE AGREEMENT, PRIOR TO SIGNING IT.

RADIANT GLOBAL LOGISTICS, INC.

By:
Bohn H. Crain, CEO

AGREED AND ACCEPTED:

JONATHAN FULLER

EXECUTION VERSION

EXHIBIT A

RELEASE

This agreement (“Agreement”) is between Jonathan Fuller (“Employee”), and Radiant Global Logistics, Inc., a Washington corporation (the “Company”).

1.    Employee and the Company are parties to an Executive Employment Agreement dated _______________, 2011 (the “Employment Agreement”).  Employee and the Company entered into the Employment Agreement in connection with the Asset Purchase Agreement dated ____________, 2011 among the Company, Isla International, Ltd., Employee, and Isla GP, LLC (the “Asset Purchase Agreement”).  Employee’s employment with the Company has terminated pursuant to Section 5.1(c) or (d) of the Employment Agreement.  In consideration for their mutual promises contained in this Agreement and the Employment Agreement, Employee and the Company agree as follows:

2.    Except as provided in Section 3 below:

(a)           Employee releases and forever discharges the Company and its affiliates, subsidiaries, officers, directors, and agents from any and all liability for any claims, causes of action, or demands, known or unknown, suspected or claimed, foreseeable or unforeseeable, which Employee ever had, now has, or may hereafter claim to have against the Company based, in whole or in part, on any conduct, act, or omission which occurred at any time through the date of this Agreement.  This release includes, but is not limited to, claims which arise under tort, contract or common law, or any federal, state, or local statute, regulation or ordinance, including by way of example and without limitation claims of discrimination on the basis of race, color, sex, national origin, religion, disability, age, marital status and veteran status.  To the extent that any claims in favor of Employee against the Company continue to exist despite this release, Employee hereby assigns them in full to the Company.

(b)           The Company releases and forever discharges Employee from any and all liability for any claims, causes of action, or demands, known or unknown, suspected or claimed, foreseeable or unforeseeable, which the Company ever had, now has, or may hereafter claim to have against Employee based, in whole or in part, on any conduct, act, or omission which occurred at any time through the date of this Agreement.  This release includes, but is not limited to, claims which arise under tort, contract or common law, or any federal, state, or local statute, regulation or ordinance.  To the extent that any claims in favor of the Company against Employee continue to exist despite this release, the Company hereby assigns them in full to Employee.

3.  Notwithstanding anything else in this Agreement, (i) Employee does not release or assign any rights he may have under the Asset Purchase Agreement or under Sections 5.1(c) or (d) of the Employment Agreement, and (ii) the Company does not release or assign any rights it may have under the Asset Purchase Agreement or under Articles 3 or 4 of the Employment Agreement.

4.    By entering into this Agreement, the parties do not admit, and each specifically denies any liability, wrongdoing or violation of any law, statute, regulations, agreement or policy.

5.    Employee agrees not to make any untruthful or disparaging statements, written or oral, about the Company to any of the Company’s customers, competitors, suppliers, employees, former employees, or the press or other media.  Except as herein contemplated, the Employee also agrees that the Employee will not voluntarily participate in any proceeding of any kind brought against the Company relating to this Agreement or to matters occurring during Employee’s employment with the Company, except in connection with the enforcement of his  rights under this Agreement, the Asset Purchase Agreement, or Sections 5.1(c) or (d) of the Employment Agreement.  The Company agrees not to make any untruthful or disparaging statements, written or oral, about Employee to any employer or prospective employer of Employee, or the press or other media.  Except as herein contemplated, the Company also agrees that the Company will not voluntarily participate in any proceeding of any kind brought against Employee relating to this Agreement or to matters occurring during Employee’s employment with the Company, except in connection with the enforcement of its rights under this Agreement, the Asset Purchase Agreement, or Articles 3 or 4 of the Employment Agreement.

6.    Employee understands and agrees that the terms of this Agreement and the Employment Agreement are confidential.

7.   Employee acknowledges that Employee was given a copy of this Agreement on __________, 201_ in order for Employee to consider this Agreement.   Employee further acknowledges that Employee has been advised to consult with an attorney of Employee’s choice before accepting.  Employee is not required to wait 21 days before accepting this Agreement; rather, he may accept this Agreement by returning an executed original to the Company at any time prior to the expiration of 21 days of the date this Agreement was provided to him.

8.    This Agreement will not become effective until 7 days after the executed Agreement is timely received by the Company.  During the 7-day period, Employee may revoke this Agreement and forfeit all benefits herein.  To be effective, any such revocation must be made within the 7-day period.  After the expiration of the 7-day period, this Agreement will be binding on both parties.

9.    Should any provision of this Agreement be found to be in violation of any law, or ineffective or barred for any reason whatsoever, the remainder of this Agreement shall be in full force and effect to the maximum extent permitted by law.

10.    The parties agree that this Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas without regard to principles of comity or conflicts of laws provisions of any jurisdiction.

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11.     The parties agree that any and all further legal proceedings between Employee and the Company, whether arising under statute, constitutions, contract, common law or otherwise, including the issue of arbitrability, will be submitted for resolution exclusively pursuant to the arbitration provision contained in the Employment Agreement.  The parties hereby waive their right to a trial of any and all claims arising out of this Agreement or breach of this Agreement.

12.    This Agreement may not be changed or modified, except by a written instrument signed by Employee and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

Date	Employee

RADIANT GLOBAL LOGISTICS, INC.
Date
By:
Name:
Title:

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